THE INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT" OR ANY APPLICABLE STATE SECURITIES LAWS, "STATE ACTS") AND ARE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE ACTS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE ACTS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

LIMITED LIABILITY COMPANY AGREEMENT OF
ALLIANCE GAS SERVICES HOLDINGS, LLC
A MARYLAND LIMITED LIABILITY COMPANY

LIMITED LIABILITY COMPANY AGREEMENT OF ALLIANCE GAS SERVICES HOLDINGS, LLC A MARYLAND LIMITED LIABILITY COMPANY

          This LIMITED LIABILITY COMPANY AGREEMENT of Alliance Gas Services Holdings, LLC (the "Company"), is made and entered into by and among Allegheny Ventures, Inc., a Delaware corporation ("Ventures"), and Energy Corporation of America, a West Virginia corporation ("ECA"), executed and effective as of March 1, 2002.

          FOR AND IN CONSIDERATION OF the mutual covenants, rights, obligations and promises contained herein, the benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each Member, the Members hereby agree as follows:

ARTICLE I. DEFINITIONS

          1.1.          Definitions Related to Management and Economic Relationships.  As a result of the economic and management flexibility inherent in a limited liability company, the owners of the equity in the Company are variously defined as are their interests in the Company. The right of any Person to participate in the profits and distributions of the Company is represented by the "Units" issued by the Company. All Persons who own Units are referred to as "Members." There are two types of Members: (1) "Class A Members" and (2) "Class B Members."

1.2. Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein);
(a) "Act" shall mean the Maryland Limited Liability Company Act at Title 4A, Corporations and Associations Article, Annotated Code of Maryland.
(b) "Acquiror" shall have the meaning set forth in Section 13.3 below.
(c) "Affiliate" of any Member means any Person that, directly or indirectly, controls, is controlled by or is under common control with, such Member.
(d) "Agreement" shall mean this Limited Liability Company Agreement as originally executed and as amended from time to time.
(e) "Alliance" shall refer to Alliance Energy Services Partnership, a Kentucky general partnership.

          (f)          "Articles of Organization" shall mean the articles of organization of the Company as filed with the State Department of Assessments and Taxation of Maryland pursuant to the Act and as may be amended from time to time.

          (g)          "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following events: (i) the entry by a United States Bankruptcy Court or by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or (B) a decree or order or adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of its property, or ordering the winding up or liquidation or its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 150 consecutive calendar days; or (ii) the commencement by such Person of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by it to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against its, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar office of such Person or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate, limited liability company or partnership action by such Person in furtherance of any such action.

          (h)          "Book Value of the Company" means the amount of money and the book value of all property of the Company determined in accordance with generally accepted accounting principles reduced by the liabilities of the Company, except that in determining the book value of the Company, no capital contributions made during the 90 day period ending on the date of determination shall be counted.

(i) "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:
(i) To each Members Capital Account there shall be credited or debited, as the case may be, those amounts referred to in Section 5.2 of this Agreement.

                         (ii)         To each Member's Capital Account there shall be debited the amount of cash (exclusive of amounts, if any, paid as reimbursement to the Class A Member pursuant to Section 8.8) and the value of any Company property distributed to such Member pursuant to any provision of this Agreement, and such Member's distributive share of noncapital, nondeductible expenditures of the Company under Code Section 705(a)(2)(B) (including items treated as such expenditures pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(i)), and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                         (iii)        In the event any Member transfers all or any portion of its Units in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Percentage Interest.

                         (iv)         In the event the values of Company property are adjusted pursuant to this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment.

(v) In determining the amount of any liability for purposes of this Section 1.2(h), there shall be taken into account Code Section 752(c) and other applicable Code Sections and Treasury Regulations.

                         (vi)         The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with the Treasury Regulations. In the event the Managers determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Treasury Regulations, the Managers may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article 7 of this Agreement upon the dissolution of the Company. The Managers also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704(b).

          (j)          "Capital Contribution" means the cash, cash equivalents or the agreed fair market value of property which a Member contributes to the Company for Units or as a contribution to capital, net of any liabilities secured by such contributed property or which the Company assumes or subject to which the Company takes the property. Capital contributions shall not include obligations to contribute cash at a future date, until such contributions of cash are actually made.

          (k)          "Change of Control" means any merger or consolidation of a Member with or into another entity, any transfer or sale of all or substantially all of a Member's assets or any Bankruptcy Event, and with respect to the Initial Class B Member only, any purchase by Persons other than Persons controlled by the management of the Initial Class B Member in place as of December 1999 of more than 50% of the voting securities of the Initial Class B Member; provided, however, that any transfer by a Member to an Affiliate shall not be deemed a Change of Control.

(l) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time (or any provisions of succeeding law).
(m) "Company" shall refer to Alliance Gas Services Holdings, LLC.

          (n)          "Confidential Information" means any financial, technical, operational or other information (including, without limitation, analyses, compilations, memoranda, notes, any other writings, financial and valuation models, financial projections, trade secrets, processes, customer lists and know-how) of or relating to the Company or Alliance.

          (o)          "Determination Amount" shall mean any of the following: (1) the Fair Market Value of an Interest, (2) the Change in Control Premium or (3) the component of the Change in Control Premium described in Section 13.6(h).

(p) "Drag-Along Election" shall have the meaning set forth in Section 13.5 below.
(q) "Drag-Along Period" shall have the meaning set forth in Section 13.5 below.
(r) "Effective Date" shall be December 1, 2001.

          (s)          "Entity" shall mean any general partnership, limited partnership, limited liability limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

(t) "Exercise Notice" shall have the meaning set forth in Section 13.3 below.
(u) "Exercising Party" shall have the meaning set forth in Section 13.6(g) below.
(v) "Fair Market Value" shall have the meaning set forth in Section 13.6 below.
(w) "Gross Asset Value" means , with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except as follows:
(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

                         (ii)          The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); and (d) the termination of the Company for Federal income tax purposes pursuant to Code Section 708(b)(1)(B);

                         (iii)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(b)(2)(iv)(m) and Sections 10.2(w) and 3.3; and

                         (iv)          If the Gross Asset Value of an asset has been determined or adjusted pursuant to this subsection, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(x) "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.
(y) "Impermissible Transfer" shall have the meaning set forth in Section 13.1 below.
(z) "Initial Class A Member" shall mean the Class A Member listed as the initial Class A Member of the Company on Exhibit A.
(aa) "Initial Class B Member" shall mean the Class B Member listed as the initial Class B Member of the Company on Exhibit B.
(bb) "Lender" means any Member who advances (other than as a Capital Contribution) any money or property to the Company.

          (cc)          "Managers" shall mean the individuals designated as Managers in this Agreement or elected or designated as provided in this Agreement. Specifically, "Managers" shall mean Paul M. Barbas, Jay Pifer, Thomas K. Henderson, Alan J. Noia and Bruce Walenczyk, or any Person or Persons who succeed him or her in that capacity pursuant to the terms of this Agreement. References to the Manager in the singular or as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the plural or the masculine or feminine reference, as the case may be.

(dd) "Members" shall mean the Class A Members and the Class B Members.

          (ee)          "Net Cash from Operations" means the gross cash proceeds from Company operations (including sales and dispositions in the ordinary course of business) or amounts distributed to the Company from Alliance less the portion of such proceeds used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Managers. "Net Cash from Operations" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances. Payments of principal and interest on any debts or other obligations of the Company (including any direct or indirect expenses allocated to the Company in connection with services or other benefits (including specifically any costs, fees or other charges associated with any letters of credit, guarantees or other forms of credit enhancements secured by Allegheny Energy, Inc. or its Affiliates for the benefit of the Company or Alliance) provided by Allegheny Energy, Inc. or any of its Affiliates to the Company or Alliance), whether or not secured by mortgages or liens on Company property, shall be considered as a deduction from Net Cash from Operations.

          (ff)          "Percentage Interest" means a Member's Share of the Company's Profits, Losses, Net Cash Flow and other distributions of the Company's assets, pursuant to this Agreement and the Act and such Member's right, as set forth in this Agreement to participate in the management of the business and affairs of the Company. The Percentage Interest shall be equal to the fraction the numerator of which is the number equal to the Member's cumulative Capital Contribution to the Company and the denominator of which is the number equal to the total cumulative Capital Contributions to the Company of all Members. The initial Percentage Interests shall be as set forth on Exhibits A and B attached hereto.

          (gg)          "Net Cash from Sales or Refinancings" means the net cash proceeds from all sales and other dispositions (other than in the ordinary course of business) less any portion of such proceeds used to establish reserves, all as determined by the Managers. "Net Cash from Sales or Refinancings" shall include all principal and interest payments received by the Company with respect to any note or other obligations received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of assets or property of the Company. Payments of principal and interest on any debts or other obligations of the Company shall be considered as a deduction from Net Cash from Sales or Refinancings.

(hh) "Offer" shall have the meaning set forth in Section 13.2 below.
(ii) "Officer" shall mean the individuals designated as elected or designated as officers, from time to time, as provided in this Agreement.
(jj) "Person" shall mean any individual or entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

          (kk)          "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (and for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss and included in deductions attributable to nonrecourse debt), with the following adjustments:

                         (i)          Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Subsection shall be added to such taxable income or loss;

                         (ii)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise required to be taken into account in computing Profits or Losses pursuant to this Subsection, shall be subtracted from such taxable income or loss;

                         (iii)          Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

                        (iv)          To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required under Treasury Regulation 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's Units, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses.

(ll) "Purchase Election" shall have the meaning set forth in Section 13.4 below.
(mm) "Put/Call Notice" shall have the meaning set forth in Section 13.6(g) below.

          (nn)          "Reorganization"--The merger or conversion of the Company, or a sale of assets, or other transaction pursuant to which a Person or Persons acquire all or substantially all of the assets of the Company in a single or series of related transactions.

(oo) "Tag-Along Election" shall have the meaning set forth in Section 13.3 below.
(pp) "Tax Matters Partner" shall have the meaning set forth in Section 12.7 hereof.
(qq) "Transfer" shall mean any transfer of Units by sale, exchange, gift, inheritance, operation of law or other transfer.
(rr) "Treasury Regulation" shall mean the Income Tax Regulations promulgated under the Code, as amended from time to time (or any corresponding provisions of succeeding regulations).
(ss) "Unit" shall have the meaning set forth in section 1.1 above.
ARTICLE II. FORMATION OF COMPANY

          2.1.          Formation.  As of the Effective Date, the Members executing this Agreement form a Maryland Limited Liability Company pursuant to the Act. The Officers shall execute and file on behalf of the Company such amendments to the Articles of Organization, and such trade name affidavits, additional instruments and amendments thereto, as may from time to time be necessary or appropriate to carry out this Agreement and enable the Company to conduct its business in accordance with applicable laws. It is the intention of all parties to this Agreement that the Company be treated as a partnership for federal income tax purposes.

2.2. Name. The name of the Company is "Alliance Gas Services Holdings, LLC."
2.3. Places of Business. The Company may locate its places of business at any place or places as the Company may from time to time deem advisable.

          2.4.          Registered Office and Registered Agent.   The Company's initial registered office and registered agent at that address shall be as set forth in the Articles of Organization. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the State Department of Assessments and Taxation of Maryland pursuant to the act and by giving notice to each of the Members in the manner provided in this Agreement.

2.5 Term. The term of the Company shall be perpetual. The Company shall continue until the Company is dissolved in accordance with either the provisions of this Agreement or the Act.
ARTICLE III. PURPOSES
The purpose of the Company shall be to hold a 50% partnership interest in, and to participate in the management of Alliance, or other passive interests in gas related entities.
ARTICLE IV. NAMES AND ADDRESSES OF MEMBERS

          There are two classes of members, Class A Members and Class B Members. The names and addresses of the initial Members shall be as set forth in Exhibit A and Exhibit B attached hereto. Exhibit A or Exhibit B shall be amended and modified, from time to time, to reflect any changes in Class A Members or Class B Members pursuant to the provisions of this Agreement.

ARTICLE V. CONTRIBUTIONS AND CAPITAL ACCOUNTS
5.1. Capital Contributions. The initial capital contributions heretofore made by the Members are shown on Exhibit A and Exhibit B attached hereto.

          5.2.          Capital Accounts.   A single Capital Account shall be established, determined and maintained for each Member in accordance with the definition of "Capital Account" set forth in Section 1.2 hereof and with the "alternate test for economic effect" set forth in Treasury Regulation Section 1.704-1(b)(2), which provides, in part, that a Member's Capital Account shall be:

          (a)   increased by (i) the amount of money contributed by the Member to the Company, (ii) the fair market value of any property contributed by the Member to the Company (net of liabilities secured by such contributed property) and (iii) allocations to the Member of the Company's income and gain (or items thereof), including income and gain exempt from tax; and

          (b)   decreased by (i) the amount of money distributed to the Member by the Company, (ii) the fair market value of any property distributed to the Member by the Company (net of liabilities secured by such distributed property), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly capitalized for Federal income tax purposes and (iv) allocations to the Member of the Company's loss and deduction (or items thereof).

          5.3.          Withdrawal of Capital.  A Member shall not be entitled to withdraw any part of such Member's Capital Account or to receive any distribution from the Company, except as provided in this Agreement. The Managers shall, however, have the authority, in the Managers' discretion, to return to the Members all or part of the Capital Contributions of the Members, provided that such payments are made to the Members in proportions permitted under Article VI below.

          5.4.          Additional Capital Contributions.  Each Member shall be required to make such additional Capital Contributions as shall be determined by the Managers, with the consent of Class A Members, to be reasonably necessary to meet the expenses or needs of the Company, including expansion of the business of the Company or Alliance. Upon the making of any such determination, the Managers shall give written notice to each Member specifying the aggregate amount and such Member's share (determined pro rata in proportion to each member's Percentage Interest) of the required additional contribution, and each Member shall deliver to the Company its share thereof no later than 30 days following the date such notice is given. In the event any Member (the "Defaulting Member") fails to make that Member's additional contribution as provided herein, all Members who have made their additional contribution hereunder shall be offered the opportunity to make the additional contribution that such Member has failed to make. The Percentage Interest of any Member who makes a Capital Contribution on behalf of a Defaulting Member as well as the Percentage Interest of the Defaulting Member will be adjusted accordingly.

5.5. Interest on Capital Contributions. No interest shall be due from the Company on any Capital Contribution of any Member.

          5.6.          Priority and Return of Capital.  Except as may be expressly provided in this Agreement, no Member shall have priority over any other Member, either for the return of Capital Contributions or for Net Cash from Operations or from Net Cash from Sales or Refinancings, provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

          5.7.          Limitation of Liability of Member.  Neither the Members nor the Managers shall have any liability or obligation for any debts, liabilities or obligations of the Company, or of any other Member, Manager, or any agent or employee of the Company beyond the Member's respective Capital Contribution or obligation to make a Capital Contribution, except as expressly required by this Agreement or applicable law. A Member who rightfully received any distribution of cash or property from the Company is nevertheless liable to the Company only to the extent now or hereafter provided by the Act.

          5.8.          Loans.  If any Member makes any loan or loans to the Company, or advances money on its behalf (in each case, a "Loan"), the amount of any such Loan shall not be deemed an increase in, or contribution to, the Capital Account of the lending Member or entitle the lending Member to any increase in the Member's share of the distributions of the Company. Interest shall accrue on any such Loan at an annual rate agreed to by the Company and the lending Member (but not in excess of the maximum rate allowable under applicable usury laws). Notwithstanding the foregoing, if Net Cash from Operations is insufficient to pay any amount due on any Loan, the Managers may require each Member to make a Capital Contribution (determined pro rata in proportion to each Member's Percentage Interest and which shall correspond to the Loan payment due) to insure full payment of the amount currently due the lending Member. The lending Member may, at its sole option, elect, in place of its Capital Contribution, to convert its pro rata share of any Loan payment due (which Loan payment shall correspond to the requested additional Capital Contribution) into additional Units and such lending Member's Capital Account shall be increased accordingly. If a Member who is not the lending Member fails to make such required Capital Contribution and the lending Member has elected to convert its pro rata share of such Loan payment into additional Units, the lending Member shall be entitled to, at its sole option, make such required Capital Contribution on behalf of the Defaulting Member by converting such Defaulting Member's pro rata share of any Loan payment due into additional Units, in which case such lending Member's Capital Account shall be increased accordingly. In each case in which the Lender has elected to convert the amounts due to it into the corresponding number of additional Units, such amounts due in connection with the Loan shall be deemed to be paid in full.

          5.9.          Default in Capital Contribution.  If any Member fails to make any Capital Contribution when due, such Member shall be in default, and the Company may exercise all legal rights including, without limitation, the commencement of an action to collect from such defaulting Member by legal process the entire amount of the unpaid Capital Contribution (including those not currently in default), together with all court costs and reasonable attorney fees.

          5.10.          Transferred Capital Accounts; Adjustments.  Upon the transfer of all or any of a Member's Units, the Capital Account of the transferor Member that is attributable to the transferred Units shall carry over to the transferee Member, unless such transfer causes a termination of the Company for Federal income tax purposes, in which case the Capital Account that carries over to the transferee Member shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(e).

ARTICLE VI. ALLOCATION OF PROFITS AND LOSSES

          6.1.          Profits  Profits shall be allocated, without priority, to the Members in proportion to their respective Percentage Interest, unless the Members have agreed, in a writing signed by all Members and attached to this Agreement, to a different allocation of Profits permitted by law and applicable regulation. Profits allocated to a Member shall be credited to the Member's Capital Account.

          6.2.          Losses  Losses, if any, shall be allocated, without priority, to the Members in proportion to their respective Percentage Interests, unless the Members have agreed, in a writing signed by all Members and attached to this Agreement, to a different allocation of Losses permitted by law and applicable regulation. Losses allocated to a Member shall be debited to the Member's Capital Account.

          6.3.          Allocation Rules

          (a)     Determination Generally. The Profits, Losses and credits of the Company shall be determined for each fiscal year in accordance with generally accepted accounting principles. Profits, Losses and credits shall be allocated to the Members quarterly.

          (b)     Income Characterization. For purposes of determining the character (as ordinary income or capital gain) of any Profit allocated to a Member, the portion of such Profit that is treated as ordinary income attributable to the recapture of depreciation, if any, shall be allocated among the Members in the proportion that the amount of depreciation, if any, previously allocated to each Member or the Member's predecessor relating to Company assets or property bears to the total of such depreciation allocated to all Members and their predecessors.

          (c)     Allocation of Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

          (d)     Distributions in Kind. Any assets other than cash distributed in kind by the Company to its Members, including without limitation liquidating distributions, shall be valued by the Managers at their fair market value on the date on which they are distributed. To the extent that the fair market value of such assets differs from the Company's book basis for such assets, gain or loss shall be computed and allocated among the Members.

          (e)     Binding Effects. The Members are aware of the income tax consequences of the allocations made by this Article and hereby agree to be bound by the provisions of this Article in reporting their shares of Company Profits and Losses for income tax purposes.

ARTICLE VII. DISTRIBUTIONS OF CASH FLOW
7.1 Net Cash from Operations. Net Cash from Operations shall be distributed in the following priority, subject to Section 7.3:

          (a)     Net Cash from Operations shall first be repaid to any Member who has advanced funds to the Company as a Lender, to the extent of and in proportion to such advances, including interest thereon, if any; and

          (b)     Distributions, if any, of additional Net Cash from Operations will be made, without priority, to the Members in proportion to their Percentage Interest, unless the Members have agreed, in a writing signed by all of the Members, to a different division permitted by law and applicable regulation.

7.2 Net Cash from Sales or Refinancings. Net Cash from Sales or Refinancings shall be repaid in the following priority, subject to Section 7.3:
(a) First, to any Member who has advanced funds to the Company as a Lender, to the extent of and in proportion to such advances, including interest thereon, if any; and

          (b)     Distributions, if any, of additional Net Cash from Sales or Refinancings will be made, without priority, to the Members in proportion to their Percentage Interest, unless the Members have agreed, in a writing signed by all of the Members, to a different division permitted by law and applicable regulation.

7.3. Restrictions on Distributions of Cash Flow

          (a)     Distributions of Net Cash from Operations or Net Cash from Sales or Refinancings shall be made in such amounts as determined in the discretion of the Managers. Subject to Subsection (b) of this Section 7.3, the Company shall seek to distribute at least quarterly to the Members so much of its Net Cash from Operations and Net Cash from Sales or Refinancings as is not, in the opinion of the Managers, necessary or advisable for the conduct of the Company's or Alliance's business, after setting aside such amounts as the Managers deem necessary to create adequate reserves for future capital or operating needs of the Company and Alliance. Distributions to the Members, unless otherwise expressly indicated, shall be divided among them without priority.

          (b)     The Company may be restricted from making distributions under the terms of notes, mortgages, or other types of debt obligations which it may issue or assume in connection with borrowed funds, if any. In addition, distributions may be subject to the payment of Company expenses and to the maintenance of sufficient reasonable reserves for expenses and investments needed to capitalize Alliance and to lend money to Alliance. Distributions may also be restricted or suspended in circumstances when the Managers determine, in their absolute discretion, that such action is in the best interest of the Company.

          (c)     Notwithstanding any other provision of this Agreement, to the extent of available Net Cash from Operations and Net Cash from Sales or Refinancings, distributions shall be made to the Members in proportion to their Percentage Interest in amounts at least sufficient to enable the payment of all quarterly estimated and the balance of all annual Federal, state and local income tax liabilities attributable to the Company's income and gains and any Federal, state or local income tax withholding or estimated tax liabilities arising from the Company's treatment as a partnership under applicable income tax laws. For purposes of this Section 7.3(c), the Company may assume that all of the Members are residents of one state or city selected by the Managers, in their sole discretion.

          (d)     If any assets of the Company other than cash or marketable securities are distributed in kind, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as such Members would have been entitled to cash distributions.

(e) No Member shall be entitled to demand and receive property other than cash in return for Capital Contributions to the Company.

          (f)     The Members irrevocably waive, during the term of the Company and during the period of any liquidation following the dissolution of the Company, any right to maintain any action or claim for partition with respect to any assets of the Company.

(g) The Managers may set a record date with respect to allocations and distributions and in the absence thereof, such record date shall be the date of such allocation or distribution.

          7.4.     Treatment of Withholdings.  Any amounts required to be withheld by the Company from any distribution to any Member or from any allocation of net income to any such person and paid over to any Federal, state or local taxing authority shall be treated as having been distributed to such person.

ARTICLE VIII. MANAGEMENT OF THE COMPANY

          8.1.     Management.  The business and affairs of the Company shall be managed by its Managers. Subject to Section 10.1 hereof and nonwaivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business to the extent provided or limited by this Agreement. The Managers shall cause to be prepared each year an annual budget for the Company's operations, a copy of which shall be distributed to each of the Members. Except as otherwise specifically provided for in this Agreement or as shall be specifically delegated by the Managers pursuant to their authority as set forth herein, the Initial Class B Member shall have no right to participate in the management of the Company or to bind the Company or the other Members of the Company.

          8.2.     Number, Tenure and Qualifications of Managers.  The Company shall initially have five Managers. A Manager need not be a Member. Except where a specific number of Managers is set forth, all actions of the Managers shall be taken by the consent or affirmative vote of a majority of the Managers, with or without a meeting. Each Manager shall hold office until he or she is removed or resigns pursuant to Section 8.6. The Class B Member shall be entitled to receive (i) notice of any meetings convened by the Managers and (ii) a copy of the final minutes of any meetings convened by the Managers when available or a copy of any written consents executed in lieu thereof.

          8.3.     Liability for Certain Acts.  The Managers and Officers do not, in any way, guarantee the return of the Members' Capital Contributions or a profit for the Members from the operations of the Company. No Manager or Officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, willful misconduct, breach of this Agreement or a wrongful taking by the Manager or Officer.

          8.4.     Managers and Members Duty to Company.  A Manager and/or Member may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager and/or Member or to the income or proceeds derived therefrom. Neither any Manager nor any Class A Member shall incur any liability to the Company or to any of the Members as a result of engaging in any other business or venture. Notwithstanding the foregoing, the Class B Member shall not, directly or indirectly (whether as an owner, partner, stockholder, employee, director, officer, agent, consultant or the equivalent of any such person or entity), engage in, assist any other Person or entity to engage in, or have an equity, financial, proprietary, ownership or like interest in, any business which is in competition with the business conducted by Alliance.

           8.5.     Indemnity of the Managers, Officers, Employees and Other Agents.  The Company may indemnify the Managers, officers or employees of the Company, and other agents and make advances for expenses to the maximum extent permitted under the Act, consistent with any employment or indemnification agreement with such Persons, except to the extent the claim for which indemnification is sought results from a violation of Section 8.3.

          8.6.     Cessation as Manager.  Any Manager shall cease to be a Manager on the Manager's death, incompetence, becoming a debtor under the United States Bankruptcy Code, resignation or removal. A Manager may resign at any time by giving written notice to all of the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. All or any lesser number of Managers may be removed at any time with or without cause by the Class A Members by the affirmative vote of a majority of the Class A Members. Any Member who was also a Manager and who ceases to be a Manager shall continue to be a Member and such cessation shall not affect the rights of such Member, as the case may be.

          8.7.     Vacancies.  Any vacancy occurring for any reason in the number of Managers of the Company shall be filled by the affirmative vote of a majority of the Class A Members. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Class A Members.

8.8. Compensation, Reimbursement, Organization Expenses.

          (a)     The compensation of the Managers shall not exceed $2000 per year, and no Manager shall be prevented from receiving such compensation by reason of the fact that he or she is also a Member. No Member shall be entitled to compensation from the Company for services rendered to the Company as a Member unless otherwise agreed to by the Company. Upon the submission of appropriate documentation, each Class A Member shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Class A Member on behalf of the Company or at the Company's request.

          (b)     The Company shall reimburse the Managers and Class A Members for the legal expenses reasonably incurred by them in connection with the formation, organization and capitalization of the Company, including the legal fees incurred in connection with the preparation of this Agreement and other actions in connection with the organization, operation, and liquidation of the Company.

          (c)     The Managers shall cause the Company to make an appropriate election to treat the expenses incurred by the Company in connection with the formation and organization of the Company to be amortized over the 60-month period beginning with the month in which the Company begins business to the extent that such expenses constitute "organizational expenses" of the Company within the meaning of Code Section 709(b)(2).

ARTICLE IX. OFFICERS OF THE COMPANY
9.1. Election and Tenure. The officers shall be appointed by the Managers and shall serve until their removal, resignation or other termination in office.

          9.2.     Resignation, Removal and Vacancies.  Any officer may resign at any time by giving written notice of resignation to the Managers, or in the case of an officer other than the president, to the president. Such resignation shall take effect when the notice is received by the Company unless the notice specifies a later effective date, and acceptance of the resignation shall not be necessary to render such resignation effective. Any officer may at any time be removed by the Managers, with or without cause. If any office becomes vacant for any reason, the vacancy may be filled by the Managers. An officer appointed to fill a vacancy shall be appointed for the unexpired term of such officer's predecessor in office and shall continue in office until a successor shall be elected or appointed and shall qualify, or until such officer's earlier death, resignation or removal. The appointment of an officer shall not itself create contract rights in favor of the officer, and the removal of an officer does not affect the officer's contract rights, if any, with the Company, and the resignation of an officer does not affect the Company's contract rights, if any, with the officer.

          9.3.     President.  The President shall be the chief executive officer of the Company. The president shall preside at meetings of the Members. The president shall have general and active management responsibility for the business of the Company; shall see that all orders and resolutions of the Managers are carried into effect; and shall perform all duties as may from time to time be assigned by the Managers.

          9.4.     Vice Presidents.  The vice presidents, if any, shall perform such duties and possess such powers as from time to time may be assigned to them by the Managers or the President. In the absence of the President or in the event of the inability or refusal of the President to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of the election or appointment of the Vice Presidents) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President.

          9.5.     Secretary.  The secretary shall perform such duties and shall have such powers as may from time to time be assigned by the Managers or the President. In addition, the secretary shall perform such duties and have such powers as are incident to the office of secretary including, without limitation, the duty and power to give notice of all meetings of Members, the preparation and maintenance of minutes of the Managers' and Members' meetings and other records and information required to be kept by the Company and for authenticating records of the Company, and to be custodian of the Company records.

          9.6.     Treasurer.  The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Managers or the President. In addition, the treasurer shall perform such duties and have such powers as are incident to the office of treasurer including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company depositories selected by the Managers, to disburse such funds as ordered by the Managers, making proper accounts thereof, and to render as required by the Managers statements of all these transactions taken as treasurer and of the financial condition of the Company.

          9.7.     Assistant Secretaries and Assistant Treasurers.  The assistant secretaries and assistant treasurers, if any, shall perform such duties as shall be assigned to them by the secretary or the treasurer, respectively, or by the President or the Managers. In the absence, inability or refusal to Act as the secretary or the treasurer, the assistant secretaries or assistant treasurers, respectively, in the order designated by the Managers, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the secretary or treasurer, as the case may be.

ARTICLE X. LIMITATIONS ON AUTHORITY
10.1 Certain Powers of Managers and Officers and Restrictions on Authority of the Managers and Officers.
(a) Subject to Subsections 10.1(b), 10.1(c), 10.1(d), and 10.1(e) hereof, the President shall have power and authority, on behalf of the Company:
(i) To do and perform all other acts as may be necessary or appropriate to carry out the Company's purpose;
(ii) To open and close bank accounts in the name of the Company, and determine the signatories thereon;
(iii) To purchase liability and other insurance to protect the Company's property and business;
(iv) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds; and

                         (v)     To make expenditures (whether for operating expenses or capital acquisitions) not in excess of $50,000 in any single transaction or series of related transactions. The fact that a Manager or a Member is, or is directly or indirectly affiliated or connected with any Person to whom the expenditure would be made, shall not prohibit the officer from dealing with that Person provided that the Person or Member shall fully disclose the affiliation or connection and the transaction has been approved by the Class A Members owning a majority interest after such disclosure.

                         (vi)    To borrow money in any single transaction or series of related transactions not in excess of $50,000 for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(b) Subject to Subsections 10.1(c), 10.1(d), and 10.1(e) hereof, only with the consent of a majority of the Managers, the President shall have power and authority, on behalf of the Company:
(i) To locate or relocate a place of business for the Company;

                         (ii)     To make expenditures (whether for operating expenses or capital acquisitions) not in excess of $100,000 in any single transaction or series of related transactions. The fact that a Manager or a Member is, or is directly or indirectly affiliated or connected with, any Person to whom the expenditure would be made, shall not prohibit the officer from dealing with that Person provided that the Person or Member or Member shall fully disclose the affiliation or connection and the transaction has been approved by the Class A Members owning a majority interest after such disclosure;

                          (iii)     To borrow money in any single transaction or series of related transactions not in excess of $100,000 for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iv) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments; and
(v) To confess a judgment against the Company not in excess of $100,000.
(c) Subject to Subsections 10.1(d) and 10.1(e) hereof, a majority of Managers shall have authority on behalf of the Company:

                         (i)     To make expenditures (whether for operating expenses or capital acquisitions) not in excess of $250,000 in any single transaction or series of related transactions. The fact that a Manager or a Member is directly or indirectly affiliated or connected with, any Person to whom the expenditure would be made, shall not prohibit the officer from dealing with that Person provided that the Person or Member shall fully disclose the affiliation or connection and the transaction has been approved by the Class A Members owning a majority interest after such disclosure;

                         (ii)     To borrow money in any single transaction or series of related transactions not in excess of $1,000,000 for the Company from banks, other lending institutions, the Managers, Members, or affiliates of the Managers or Members on such terms as they deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments; and
(iv) To confess a judgment against the Company not in excess of $100,000.
(d) Subject to Subsection 10.1(e), only with the consent of a majority of the Class A Members, the Managers shall have power and authority on behalf of the Company:
(i) To cause the Company to request additional Contributions from the Members;
(ii) To cause a change in the purpose of the Company;
(iii) To cause the Company to be party to a Reorganization;
(iv) To do any Act which would make it impossible to fulfill the purpose of the Company;
(v) To cause the Company to voluntarily initiate a proceeding under which the Company would become a debtor under the United States Bankruptcy Code; and
(vi) To sell, exchange or otherwise dispose of all, or substantially all, of the Company's assets in a single or series of related transactions.

          (e)     Notwithstanding any other provision of this Section 10.1, neither the Managers nor any Member or shall have the authority to amend this Agreement without the consent of a majority of both the Class A Members and the Class B Members, voting separately.

10.2. Right To Rely on the Managers.
(a) Any Person dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by a majority of the Managers as to:
(i) The identity of any Manager, Member, or officer;

                         (ii)     The existence or nonexistence of any fact or facts which constitute a condition precedent to acts on behalf of the Company by any Manager or which are in any other manner germane to the affairs of the Company;

(iii) The Persons who are authorized to execute and deliver any instrument or document of the Company; or
(iv) Any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.
ARTICLE XI. RIGHTS AND OBLIGATIONS OF MEMBERS

          11.1.     Limitation of Liability.  A Member shall not be personally liable for any debts or losses of the Company beyond such Member's Capital Contributions and any obligation of the Member under section 5.1 or 5.4 to make Capital Contributions, except as otherwise required by law.

11.2. List of Members. Upon written request of any Member, the Managers shall provide a list showing the names, addresses, and the Units held by all Members.

          11.3.     Company Books.  The Managers shall maintain and preserve, during the term of the Company, and for six years thereafter, or, if longer, until any pending tax audit involving the Company or its Members has been completed, all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy the Company documents to which such Member is entitled to access as set forth in Article 12 of this Agreement at the requesting Member's expense.

          11.4.     Priority and Return of Capital.  Except as provided in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to profits, losses or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

          11.5.     Voting Rights.  Notwithstanding any provision of the Act requiring the unanimous consent of all members of a Maryland limited liability company to act, the approval of a majority of the Class A Members shall be sufficient to approve any action. The Class B Members shall not be entitled to vote on any matters except as otherwise provided herein.

ARTICLE XII. ACCOUNTING AND FISCAL MATTERS
12.1. Fiscal Year. The fiscal year of the Company shall be the calendar year.

          12.2.     Method of Accounting.  The Managers shall select a method of accounting for the Company as deemed necessary or advisable and shall keep, or cause to be kept, full and accurate records of all transactions of the Company in accordance with generally accepted accounting principles.

          12.3.     Books and Records.  (a)  All books of account shall, at all times, be maintained in the principal office of the Company or at such other location as agreed to by the Managers. Upon reasonable written request for any purpose reasonably related to the Member's interest as a Member, each Member shall have the right, during ordinary business hours, to inspect and copy all accounts, books, and other relevant Company documents at the requesting Member's expense. Upon written request of any Member, the Managers shall provide a list showing the names, addresses, and Units held by all Members, and a copy of this Agreement, as amended from time to time, and the Articles of Organization.

          (b)          Notwithstanding anything to the contrary contained in this Agreement, the Managers shall have the right to keep confidential from the Members, for such period of time as the Managers deem reasonable, any information regarding the Company's books and records and financial condition or other information the disclosure of which the Managers in good faith believe is not in the best interest of the Company or Alliance or could damage the Company or Alliance or which the Company or Alliance is required by law or by agreement with a third party to keep confidential.

          12.4.     Federal Income Tax Returns.  The Managers shall prepare, or cause to be prepared, Federal income tax returns for the Company, and, in connection therewith and in the discretion of the Managers, make any available or necessary elections, including elections with respect to the useful lives and rates of depreciation of the properties of the Company.

          12.5.     Reports and Statements.  By the first of March of each calendar year of the Company, the Managers shall cause to be delivered to the Members such information as shall be necessary for the preparation by the Members of their Federal, state and local income and other tax returns. The Managers shall also furnish such other information to the Members as, in the judgment of the Managers, shall be reasonably necessary for the Members to be advised of the financial status and results of operations of the Company and, in any case, shall furnish such information as shall be necessary for the Members to meet their reporting obligations, if any, under the Securities Exchange Act of 1934. In the event that the Managers or the Class A Member does not require an audit of the Company, the Class B Member may request an audit; provided, however, that the audit must be conducted by an auditor designated by the Class A Member and all costs and expenses shall be the sole responsibility of the Class B Member.

          12.6.     Bank Accounts.  The Managers and/or the President shall open and maintain (in the name of the Company) bank accounts in which shall be deposited all funds of the Company. Withdrawals from the account or accounts shall be made upon the signatures of the person or persons as the Managers and/or the Presidents shall designate.

12.7. Tax Matters. The Managers shall designate the Company's tax matters partner ("Tax Matters Partner"). The Tax Matters Partner must be a Class A Member. The Tax Matters Partner shall:

                         (i)     Employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service or any state or local tax authority and in connection with all subsequent administrative and judicial proceedings arising out of such audits;

(ii) Cause to be delivered to each Member in a timely fashion all information concerning the Company necessary for the preparation of such Member's Federal and state income tax returns;
(iii) Cause all tax returns for the Company to be prepared and timely filed with the appropriate authorities;
(iv) Provide to each Member, upon reasonable written request and for a proper purpose, copies of the Company's Federal, state, and local income tax returns for each year; and

                         (v)     Keep the Members informed of all administrative and judicial tax proceedings and promptly furnish to Members such information as may be required under Section 6223 of the Code and the Treasury Regulations promulgated thereunder.

                         The Members intend that the Company be classified as a partnership for federal income tax purposes pursuant to Section 7701(a)(2) of the Code and the regulations thereunder. Neither the Company nor any Member shall file or cause to be filed any election, the effect of which would be to cause the Company to be classified as other than a partnership for federal income tax purposes, without the prior written consent of all of the Members.

                         If a Member disagrees with a tax reporting position taken in any partnership tax return filed, or proposed to be filed, such Member shall promptly so advise the Tax Matters Partner by written notice specifying in reasonable detail why it believes such position is incorrect. Except with respect to any Company item affected by a tax reporting position specified in any such notice, the Members agree to report their respective shares of Company income, gain, loss, deduction and credit for tax purposes in a manner which is consistent with the Company's Federal income tax information return (Form 1065) and Schedules K-1.

                         All fees and expenses incurred by the Tax Matters Partner in serving as the Tax Matters Partner shall be paid by the Company. While it is the responsibility of each Member, at its own expense, to employ tax counsel to represent its separate interests, if the Tax Matters Partner is required by law or regulation to incur fees and expenses in connection with tax matters not affecting all of the Members, the Members on whose behalf such fees and expenses were incurred shall be solely responsible for them.

                         The relationship of the Tax Matters Partner to the Members is that of a fiduciary, and the Tax Matters Partner has a fiduciary obligation to perform its duties as Tax Matters Partner in such manner as will serve the best interests of the Company and all of the Members.

                         The Tax Matters Partner may (but need not) elect to adjust the basis of the assets of the Company for Federal income tax purposes in accordance with Section 754 of the Code, in the event of a distribution of Company property as described in Section 734 of the Code or a transfer by the Member of its Percentage Interest as described in Section 743 of the Code.

                         The Tax Matters Partner shall also, from time to time, make such other Federal, state or local tax elections as it deems necessary or desirable to carry out the business of the Company or the purposes of this Agreement or which may be beneficial to the Members, including without limitation tax benefits of any credits which may be available under the Code from time to time.

ARTICLE XIII. TRANSFERABILITY AND WITHDRAWAL

          13.1.     General.(a)   Except as provided in Section 13.1(c) below, neither the Initial Class A Member nor the Initial Class B Member shall make any Transfer to any Person unless such Transfer is expressly permitted by and made in accordance with this Article XIII. The Initial Class A Member and the Initial Class B Member shall cause the Company not to reflect on its books any Transfer except Transfers expressly permitted by and made in accordance with, this Article XIII. Any Transfer not permitted by and made in accordance with this Article XIII (an "Impermissible Transfer"), including but not limited to Transfers made without prior compliance with the provisions of this Article XIII, shall be null and void ab initio. The Initial Class A Member and the Initial Class B Member agree to cooperate in obtaining any regulatory approvals required in connection with any Transfer made in accordance with this Article XIII. Any other Class A Member or Class B Member, other than the Initial Class A Member and the Initial Class B Member, shall only make a transfer with the approval of all Class A Members.

          (b)     Without the consent of the Managers, no Member shall create, incur or permit to exist any pledge, mortgage, lien, charge or encumbrance or any security interest whatsoever in or with respect to any of such Member's Units.

(c) The Initial Class A Member and the Initial Class B Member, without the consent of the Managers or other Members, may each make a Transfer of its Units to its respective affiliates.

          13.2.     Transfers By the Initial Class A Member.  If at any time the Initial Class A Member makes a determination to sell any the Initial Class A Member's Units, it shall submit to the Initial Class B Member a written offer (an "Offer") with respect to such Transfer specifying the price and the other material terms and conditions, including deferred payment mechanics (if applicable) pursuant to which the Initial Class A Member proposes to sell the Initial Class A Member's Units. Such Offer shall state that the Initial Class B Member is entitled to purchase, at its option and in accordance with the provisions of this Article XIII, all of the Initial Class A Member's Units for such price and on such other terms and conditions.

          13.3.     Election to Purchase or to "Tag-Along".  Upon receipt of an Offer, the Initial Class B Member shall have the right (but not the obligation), which it may exercise by delivering a written notice of such exercise (an "Exercise Notice") to the Initial Class A Member within 30 calendar days of the date of dispatch of such Offer, to either (i) purchase all (but not less than all) of the Initial Class A Member's Units for the price and on the other terms and conditions, including deferred payment mechanics (if applicable), set forth in the Offer, or, alternatively, (ii) authorize and direct the Initial Class A Member, as agent and attorney-in-fact for Initial Class B Member, to offer the corresponding the Initial Class B Member's Units for sale to any third party to which the Initial Class A Member offers to sell the Initial Class A Member's Units and to take all actions necessary or appropriate to sell such the Initial Class B Member's Units on behalf of the Initial Class B Member, in each case on the same terms, and subject to the same conditions, as are applicable to the Initial Class A Member's Units (except for the price, which shall be proportionate to the price for the Initial Class A Member's Units), it being understood that the Initial Class A Member may not sell the Initial Class B Member's Units to any Person other than the Person which acquires the corresponding the Initial Class A Member's Units (the "Acquiror"). The Initial Class B Member may exercise either, but not both, of the rights described in clauses (i) and (ii) of the previous sentence but shall be under no obligation to exercise either such right. Any Exercise Notice shall, together with the Offer, constitute a valid, legally binding and enforceable agreement on the part of the Initial Class B Member to either purchase the Initial Class A Member's Units from the Initial Class A Member for the price and on the other terms and conditions, including deferred payment mechanics (if applicable) set forth in the Offer, or to sell the Initial Class B Member's Units to the Acquiror on the same terms and subject to the same conditions as are applicable to the sale of the Initial Class A Member's Units (except the price, which shall be proportionate to the price for the Initial Class A Member's Units), each as the case may be. If the Initial Class B Member shall have made the election contemplated by clause (ii) of the first sentence of this Section 13.3 (the "Tag-Along Election") within the time period specified in such sentence, the Initial Class B Member shall execute such instruments and documents as may be necessary to confirm the Initial Class A Member's power and authority as agent and attorney-in-fact of the Initial Class B Member to offer and sell of the Initial Class B Member's Units on the Initial Class B Member's behalf.

          13.4.     If the Initial Class B Member Elects to Purchase.  If the Initial Class B Member shall have made the election contemplated by clause (i) of the first sentence of Section 13.3 (the "Purchase Election") within the time period specified in such sentence, then subject to compliance with applicable laws and regulations and the obtaining of such regulatory approvals as may be required, the purchase and sale of the Initial Class A Member's Units shall be consummated as soon as practicable following the receipt of all regulatory approvals required in connection with such transaction. Such Transfer shall be effected by (i) the Initial Class A Member's delivery to the Initial Class B Member of documents sufficient to effect the sale to the Initial Class B Member of the Initial Class A Member's Units, and (ii) the Initial Class B Member's delivery to the Initial Class A Member of the purchase price set forth in the Offer, subject to any deferred payment mechanics (if any) set forth therein, in cash, by wire transfer or by certified or official bank check. The Initial Class A Member hereby (i) warrants to the Initial Class B Member that, as of the consummation of such purchase and sale transaction the sale and delivery of the Initial Class A Member's Units shall vest in the Initial Class B Member good legal title and beneficial ownership of the Initial Class A Member's Units free and clear of all liens, charges, encumbrances, restrictions, equities, options and claims, other than those incurred by action of the Initial Class B Member and (ii) agrees to indemnify and hold harmless the Initial Class B Member against any losses or damages arising out of any breach of the warranty set forth in clause (i) of this sentence.

          13.5.     If the Initial Class B Member Does Not Elect to Purchase.  (a)  If the Initial Class B Member does not make a Purchase Election or Tag Along Election within the time period specified in Section 13.3, the Initial Class A Member shall have the right, which may be exercised at any time during the period prior to the 150th calendar day following the date of dispatch of the Offer (the "Drag-Along Period"), to elect to cause the Initial Class B Member to sell the Initial Class B Member's Units to the Acquiror at a price and subject to other terms and conditions which are (i) not more favorable in the aggregate to the Acquiror than those specified in the Offer (other than the price, which shall be proportionate to the price for the Initial Class A Member's Units), and (ii) identical (except the price, which shall be proportionate to the price for the Initial Class A Member's Units) to the terms and conditions of the sale of the Initial Class A Member's Units (any such election, a "Drag-Along Election").

          (b)     The Initial Class A Member may exercise a Drag-Along Election by furnishing written notice thereof to the Initial Class B Member prior to the expiration of the Drag-Along Period. The consummation of the purchase and sale of the Initial Class B Member's Units shall occur contemporaneously with the consummation of the purchase and sale of the Initial Class A Member's Units. If the Initial Class A Member shall cause the Acquiror to purchase the Initial Class B Member's Units, such purchase shall be at a price and subject to terms and conditions which are (i) not more favorable in the aggregate to the Acquiror than those specified in the Offer (other than the price, which shall be proportionate to the price for the Initial Class A Member's Units), and (ii) are identical (except the price, which shall be proportionate to the price for the Initial Class A Member's Units) to the price, terms and conditions applicable to the sale of the Initial Class A Member's Units.

          (c)     If the Initial Class B Member does not make a Purchase Election within the time period specified in Section 13.3, the Initial Class A Member may, at any time within 180 days following the date of dispatch of the Offer, enter into an agreement to sell the Initial Class A Member's Units to any Person. Any such sale of an the Initial Class A Member's Units shall be made to the Acquiror at a price and on other terms and conditions not more favorable in the aggregate to the Acquiror than those specified in the Offer. If the Initial Class B Member shall have made the Tag-Along Election, the Initial Class A Member shall not sell or agree to sell the Initial Class A Member's Units unless the Acquiror agrees to purchase all of the Initial Class B Member's Units on terms and conditions identical (except the price, which shall be proportionate to the price for the Initial Class A Member's Units) to the price, terms and conditions applicable to the sale of the Initial Class A Member's Units. If an Acquiror shall not have entered into definite documentation concerning the purchase of the Initial Class A Member's Units within 180 calendar days following the date of dispatch of the Offer, the Initial Class A Member's Units shall continue to be subject to the rights of first offer set forth in this Article XIII, and the Initial Class A Member's power and authority as agent and attorney-in-fact of the Initial Class B Member with respect to the Initial Class B Member's Units shall terminate.

13.6. Other Purchase Rights.

          (a)     Impermissible Transfer by the Initial Class A Member. The Initial Class A Member agrees to furnish to the Initial Class B Member prompt written notice upon becoming aware of the occurrence of an Impermissible Transfer with respect to an the Initial Class A Member's Units. If such Impermissible Transfer has not been reversed, rescinded or canceled within 30 calendar days following the date of dispatch by the Initial Class A Member of a notice with respect to a particular Impermissible Transfer (the "Initial Class A Member Impermissible Transfer Cure Period"), the Initial Class B Member shall have the right, which may be exercised at any time during the period of 30 calendar days following the elapse of the Impermissible Transfer Cure Period to elect to purchase the Initial Class A Member's Units at Fair Market Value in accordance with this Section 13.6. Notwithstanding the foregoing, the Initial Class B Member shall retain all causes of action, rights and remedies in respect of a breach by the Initial Class A Member of its obligations under this Article XIII to which the Initial Class B Member would otherwise be entitled under applicable law.

          (b)     Impermissible Transfers by the Initial Class B Member. The Initial Class B Member agrees to furnish to the Initial Class A Member prompt written notice upon becoming aware of the occurrence of an Impermissible Transfer with respect to the Initial Class B Member's Units. If such Impermissible Transfer has not been reversed, rescinded or canceled within 30 calendar days following the date of dispatch by the Initial Class B Member of a notice with respect to a particular Impermissible Transfer (the "Initial Class B Member Impermissible Transfer Cure Period"), the Initial Class A Member shall have the right, which may be exercised at any time during the period of 30 calendar days following the elapse of the Impermissible Transfer Cure Period to elect to purchase the Initial Class B Member's Units at Fair Market Value in accordance with this Section 13.6. Notwithstanding the foregoing, the Initial Class A Member shall retain all causes of action, rights and remedies in respect of a breach by the Initial Class B Member of its obligations under this Article XIII to which the Initial Class A Member would otherwise be entitled under applicable law.

          (c)     The Initial Class A Member Call Right. The Initial Class A Member shall have the right, which may be exercised at any time following February 28, 2004, to elect to purchase all, but not less than all, of such Initial Class B Member's Units for Fair Market Value in accordance with this Section 13.6.

          (d)     The Initial Class B Member Put Right. The Initial Class B Member shall have the right, which may be exercised at any time following February 28, 2004, to elect to cause the Initial Class A Member to purchase all, but not less than all, of such Initial Class B Member's Units for Fair Market Value in accordance with Section 13.6.

          (e)     The Initial Class A Member Change of Control. The Initial Class A Member shall have the right, which may be exercised at any time following a Change in Control of the Initial Class B Member, to elect to purchase all, but not less than all, of any the Initial Class B Member's Units for Fair Market Value plus the Control Premium in accordance with this Section 13.6.

          (f)     The Initial Class B Member Change of Control. The Initial Class B Member shall have the right, which may be exercised at any time following a Change in Control of the Initial Class A Member, to elect to purchase all, but not less than all, of any the Initial Class A Member's Units for Fair Market Value in accordance with this Section 13.6.

          (g)    Closing. If either the Initial Class A Member or the Initial Class B Member elects to exercise any right pursuant to Section 13.6(a), through (f), such party (the "Exercising Party") shall provide to the other a written notification of such exercise (any such notification, a "Put/Call Notice") prior to the expiration of the period of time during which such right may be exercised. The consummation of the purchase and sale of the Units to which the Put/Call Notice relates, shall occur on the fifteenth calendar day following the last to occur of (x) the final determination of the Fair Market Value of the Units, and (y) the receipt of all governmental and regulatory approvals required for the consummation of such purchase and sale (or if such fifteenth calendar day is not a business day, then the next succeeding business day), at 10:00 a.m., local time, at a location in Pittsburgh, Pennsylvania mutually agreed upon by the Initial Class A Member and the Initial Class B Member.

          (h)     Warranties. The Initial Class A Member warrants to the Initial Class B Member, with respect to Units that are the subject of a Put/Call Notice, and the Initial Class B Member warrants to the Initial Class A Member, with respect to each Units that is the subject of a Put/Call Notice, that the sale and delivery of such Units at the closing of the purchase and sale of such Units shall vest in the Exercising Party good legal title to and beneficial ownership of such Units, free and clear of all liens, charges, encumbrances, restrictions, equities, options and claims, other than such as may be imposed by action of the Exercising Party. Each party agrees to indemnify and hold harmless such Exercising Party against any losses or damages arising out of any breach of the warranty set forth in the previous sentence.

          (i)     "Fair Market Value" means the price which a willing buyer would pay to a willing seller for the Units in question in an arm's-length negotiated transaction without undue time constraints, and shall be determined in U.S. dollars as of the date of dispatch of the Put/Call Notice. "Control Premium" means, with respect to the Initial Class B Member's Units, an amount equal to the product of (i) the aggregate "change of control premium," if any, received or to be received by the Initial Class A Member's stockholders as a result of the related Change in Control of the Initial Class A Member, as determined in accordance with Section 13.6(i), multiplied by (ii) the product of (A) the amount that would have been shown on the Initial Class A Member's books at the time of the consummation of the Change in Control as the book value of the Initial Class B Member's Units if the Initial Class A Member had acquired the Initial Class B Member's Units at the time the Initial Class B Member acquired the Initial Class B Member's Units, divided by (B) the aggregate book value of the Initial Class A Member's assets at the time of the consummation of the Change in Control of the Initial Class A Member.

          (j)     Any Determination Amount shall be determined, if possible, by the mutual agreement of the Initial Class A Member and the Initial Class B Member. If the Initial Class A Member and the Initial Class B Member are unable to reach such an agreement within 30 calendar days following the receipt of the Put/Call Notice, the Determination Amount shall be determined by a nationally recognized investment banking firm jointly selected by the Initial Class A Member and the Initial Class B Member. If the Initial Class A Member and the Initial Class B Member are unable to mutually agree on an investment banking firm, each shall choose an investment banking firm and the two firms so chosen shall select a third investment banking firm. The third firm so selected shall determine the Determination Amount, which determination shall be final and binding on the parties. If either party shall fail to select an investment banking firm within 10 calendar days following receipt from the other party of a notice specifying such failure, or if the two investment banking firms shall fail to select a third investment banking firm, such third investment banking firm shall be selected by the American Arbitration Association or by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall instruct such third investment banking firm so retained to deliver to such parties a written opinion as to the Determination Amount within 60 days following the selection of such firm. The cost of determining the Determination Amount, including the fees and expenses of such investment banking firms, shall unless otherwise agreed by the parties in writing, be borne equally by the Initial Class A Member, on the one hand, and the Initial Class B Member, on the other hand. The Initial Class A member and Initial Class B Member have agreed that the fee and expenses of any investment banking firms engaged pursuant to this Section 13.6 shall not exceed $30,000. In any event, the Initial Class A Member is obligated to pay no more than $15,000 for such costs, fees and expenses.

          (k)     The Company agrees to furnish to each investment banking firm referred to in Section 13.6(j) such financial, business and other information as is reasonably necessary to allow it to evaluate the business, financial condition and results of operation of the Company and Alliance, subject to the execution of a reasonable confidentiality agreement by such investment banking firm.

          13.7.     Regulatory Approvals.  The effectiveness of all contractual arrangements concerning the matters specified in this Article XIII will be conditioned upon prior approval of the Securities and Exchange Commission if and to the extent required by the Public Utility Holding Company Act of 1935, as amended, and the rules and regulations thereunder, and upon the prior receipt of any other required regulatory approvals. The Initial Class A Member and the Initial Class B Member will negotiate in good faith to cause such contractual arrangements to contain such terms and conditions as are not reasonably likely to cause such approvals to be withheld, delayed or conditioned.

ARTICLE XIV. ADMISSION OF MEMBERS

          The Managers, with the consent of a majority of the Class A Members, may admit new Members and issue new or additional Units, of any class or new class of Membership, and accept such Capital Contribution as the Managers may determine from time to time. In the event that the Managers, with the consent of a majority of the Class A Members, decides to admit new Members and issue additional Units, each Member shall have the right to purchase a pro rata number of Units upon the same terms and subject to the same conditions as are applicable to the issuance of the additional Units, in order to maintain the such Member's then current Percentage Interest. In no event shall the admission of a new Member grant to that new Member any priority of distribution or in liquidation which would have precedence over any existing Member entitled to priorities of distribution or in liquidation.

ARTICLE XV. DISSOLUTION AND TERMINATION
15.1. Dissolution. The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following ("Liquidating Events"):
(a) the determination by the unanimous agreement of all of the Members, that the Company should be dissolved;

          (b)     the dissociation of any Member who is a Manager or any other event that causes such Manager to cease to be a Member under the Act, provided that any such event shall not constitute a Liquidating Event if the business of the Company is continued by the written consent, within 90 days after the date on which such Manager ceases to be a Member, of the remaining Members holding a majority of the Percentage Interests;

(c) the insolvency or bankruptcy of the Company;
(d) the sale of all or substantially all of the Company's assets;
(e) any event that makes it impossible, unlawful or impractical to carry on the business of the Company;

          (f)     the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event described in Subsection 8971(a)(4) of the Act or which terminates the continued membership of a Member in the Company unless the business of the Company is continued by the written consent, within 90 days following the occurrence of any of the foregoing events, of either (a) the remaining Members holding a majority of the Percentage Interests; or (b) all of the remaining Managers; or

(g) the entry of a decree of judicial dissolution under Section 8972 of the Act.
15.2. Winding Up, Liquidation and Distribution of Assets.
(a) Upon dissolution, the Managers shall immediately proceed to wind up the affairs of the Company.
(b) Upon the winding up of the Company, the assets shall be distributed as follows:

                         (i)     First, to creditors, including Members and Managers who are creditors in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made;

(ii) Second, to all Members to the extent of and in proportion to their respective positive Capital Accounts, after taking into account the allocations of profit or loss pursuant to Section VI;

                         (iii)     Third, if any member shall have a negative Capital Account, an amount equal to that Member's negative Capital Account shall be distributed to the other Members in proportion to their Percentage Interests; and

(iv) Finally, to all Member in accordance with their Percentage Interest.

          15.3.     Certificate of Cancellation.  When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a certificate of cancellation shall be prepared, executed and filed in accordance with the act.

          15.4.     Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his or its Capital Contribution. If the distribution provided in Section 15.2 is insufficient to return the Capital Contribution of one or more Members, such Member or Members shall have no recourse against the Company or any other Member.

ARTICLE XVI. MISCELLANEOUS PROVISIONS

          16.1.     Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by Federal Express of other overnight delivery service, registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth on Exhibit A or Exhibit B, as applicable, with copies to those persons designated to receive copies. Except as otherwise provided herein, any such notice shall be deemed to be given upon receipt or refusal. Any notice to be given by a party hereunder may be given by its/his authorized representative, including, without limitation, counsel.

          16.2.     Application of Maryland Law.  This Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Maryland, and specifically the Act.

          16.3.     Confidentiality.  Except as contemplated hereby or required by a court of competent authority, each Member (i) shall hold and shall use its reasonable efforts to cause its Affiliates, officers, directors, employees, representatives, consultants and advisors (collectively, the "Member Group") to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other requirements of law or the rules of any applicable stock exchange, all Confidential Information that it has obtained (except to the extent that such information can be shown to have been (x) previously actually known by any member of the Member Group, or (y) in the public domain through no fault of any member of the Member Group), (ii) shall not release or disclose, and shall cause each member of the Member Group not to release or disclose, Confidential Information to any other Person (other than members of the Member Group and its auditors, counsel and lenders who need to know such information, and (iii) will not use such Confidential Information to the detriment of any other member. If any member of the Member Group shall be required by legal process to make disclosure of any such Confidential Information, such member shall give the other Member prior written notice of the making of such disclosure (which notice shall attach a copy of such legal process) and shall use all reasonable efforts to afford the Member an opportunity to, and will cooperate with the Member if the Member chooses to, contest the making of such disclosure. In addition, the Member shall, and shall cause to each Member of the Member Group to, use any Confidential Information solely for the purposes contained in this Agreement. Additionally, the Initial Class A Member shall not disclose and shall use its reasonable efforts to cause its Member Group not to disclose any information with respect to this Agreement, including the existence hereof unless, such disclosure shall be compelled by (i) judicial or administrative process or, (ii) in the opinion of counsel, by other requirements of law, any regulatory body or any applicable stock exchange, or (iii) generally accepted accounting principles disclosure requirements.

16.4. Amendments. This Agreement may not be amended except by the written Agreement approved by at least a majority of the Class A Members and the Class B Members, voting separately.

          16.5.     Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other documents or instruments as may be reasonably necessary to comply with any laws, rules or regulations.

          16.6.     Waivers.  The failure of any party to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent Act which would have originally constituted a violation, from having the effect of an original violation.

          16.7.     Rights and Remedies Cumulative.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

          16.8.     Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law.

          16.9.     Successors and Assigns.  Each and all of the covenants, terms, provisions and Agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

16.10. Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by any creditors of the Company.

          16.11.     Counterparts.  Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          16.12.     Rule Against Perpetuities.   Parties hereto intend that the rule against Perpetuities (and any similar rule of law) not be applicable to any provisions of this Agreement. However, notwithstanding anything to the contrary in this Agreement, if any provision in this Agreement would be invalid or unenforceable because of the rule against perpetuities or any similar rule of law but for this section 16.12, the parties hereto hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within twenty-one years after the death of the survivor of the group composed of the undersigned Members and their living issue as of the effective date.

CERTIFICATE

          The undersigned hereby agree, acknowledge and certify that the foregoing Agreement constitutes the Agreement of Alliance Gas Services Holdings, LLC adopted by the Members of the Company as of the effective date.

                                                                ALLIANCE GAS SERVICES HOLDINGS, LLC
                                                                A Maryland Limited Liability Company

                                                                By:  /s/ P. M. Barbas
                                                                       Paul M. Barbas
                                                                      Authorized Person

ALLEGHENY VENTURES, INC.

By:  /s/ P. M. Barbas
           Paul M. Barbas
           President

ENERGY CORPORATION OF AMERICA

By: _________________

CERTIFICATE

          The undersigned hereby agree, acknowledge and certify that the foregoing Agreement constitutes the Agreement of Alliance Gas Services Holdings, LLC adopted by the Members of the Company as of the effective date.

                                                                ALLIANCE GAS SERVICES HOLDINGS, LLC
                                                                A Maryland Limited Liability Company

                                                                By:  ____________________
                                                                       Paul M. Barbas
                                                                      Authorized Person

ALLEGHENY VENTURES, INC.

By:  ____________________
           Paul M. Barbas
           President

ENERGY CORPORATION OF AMERICA

By: /s/ Joseph E. Casabona
        Joseph E. Casabona
        Executive Vice President

EXHIBIT A CLASS A MEMBER The Class A Member, its address and respective contribution to the Capital of the Company are as follows:
Initial Members	Address	Initial Capital Contribution	Initial Units
Allegheny Ventures, Inc.	800 Cabin Hill Drive Greensburg, PA 15601-1689	$4,101,000	600

EXHIBIT B CLASS B MEMBER The Class B Member, its address and respective contribution to the Capital of the Company are as follows:
Initial Members	Address	Initial Capital Contribution	Initial Units
Energy Corporation of America	4643 South Ulster Suite 1100 Denver, Colorado 80237	$2,734,000	400

15.3.	Certificate of Cancellation	28
15.4.	Return of Contribution Nonrecourse to Other Members	28
ARTICLE XVI.	MISCELLANEOUS PROVISIONS	28
16.1.	Notices	28
16.2.	Application of Maryland Law	29
16.3.	Confidentiality	29
16.4.	Amendments	29
16.5.	Execution of Additional Instruments	29
16.6.	Waivers	29
16.7.	Rights and Remedies Cumulative	30
16.8.	Severability	30
16.9.	Successors and Assigns	30
16.10.	Creditors	30
16.11.	Counterparts	30
16.12.	Rule Against Perpetuities	30